DECKERS OUTDOOR CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER
2015 STOCK INCENTIVE PLAN
FY 2020 LTIP FINANCIAL PERFORMANCE AWARD

Name of Grantee:
Grant Date:
Measurement Period:	April 1, 2021 to March 31, 2022
TSR Modifier Period:	April 1, 2019 – March 31, 2022
Threshold Number of Units:
Target Number of Units:
Above Target Number of Units:
Maximum Number of Units (which shall be equal to 200% of the Target Number of Units):

In order to promote Grantee’s long-term commitment to Deckers Outdoor Corporation (the “Company”), to compensate Grantee for the Company’s performance measured on a long-term basis and to provide an incentive for Grantee to remain a Service Provider (as defined below) of the Company and to exert added effort towards its growth and success, the Company hereby grants an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) set forth above, together with the Additional Restricted Stock Units (as defined in Section 1(b) below).
Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award and the Deckers Outdoor Corporation 2015 Stock Incentive Plan (the “Plan”). Any terms not defined herein shall have the meaning set forth in the Plan. The Threshold Number of Units (as listed above) is the minimum number of Restricted Stock Units to be settled in the event that the Company meets the threshold Performance Criteria (as defined in Section 2 below). The Maximum Number of Units (as listed above) is the total number of Restricted Stock Units that may be settled as described in this Award.
1.Rights of the Grantee with Respect to the Restricted Stock Units.
(a)    No Stockholder Rights. The Grantee shall have no rights as a stockholder of the Company until shares of Common Stock are actually issued to and held of record by the Grantee. The rights of Grantee with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Sections 2, 3 or 4 below.

(b)    Additional Restricted Stock Units. As long as Grantee holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to Grantee, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the Target Number of Units and Additional Restricted Stock Units previously credited to Grantee under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to Grantee periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units to which such Additional Restricted Stock Units relate and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which such Additional Restricted Stock Units were credited are forfeited.
(c)    Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to Grantee prior to the date on which the Restricted Stock Units have become earned and vested. Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. As soon as practical after any Restricted Stock Units have become earned and vested as described herein, the Company shall promptly cause to be issued an equivalent number of shares of Common Stock, registered in Grantee’s name or in the name of Grantee’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units. Such payment shall be subject to the tax withholding provisions of Section 8, and shall be in complete satisfaction of such vested Restricted Stock Units. The value of any fractional Restricted Stock Unit shall be paid in cash at the time certificates are delivered to Grantee in payment of the Restricted Stock Units and any Additional Restricted Stock Units.
2.    Vesting.
(a)    The Restricted Stock Units shall vest, and the right to receive shares of Common Stock pursuant to the Restricted Stock Units shall be based upon the achievement by the Company of the performance criteria as set forth on Exhibit A (“Performance Criteria”) over the Measurement Period (as defined above), provided that the Grantee shall have provided Continuous Service to the Company through March 31, 2022 (the “Vesting Date”). Within 30 business days following the Vesting Date and subject to the Committee’s final determination of the achievement of the Performance Criteria, the Company shall deliver to the Grantee one share for each Restricted Stock Unit in which Grantee becomes entitled as described herein and such Restricted Stock Unit shall terminate. Except as expressly set forth herein, no additional Restricted Stock Units shall vest after the date of termination of Grantee’s “Continuous Service” (as defined below).
(b)    As used herein, the term “Continuous Service” means (i) employment by either the Company or any Parent or Subsidiary of the Company, or by any successor entity following a Corporate Transaction, which is uninterrupted except for vacations, illness, or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, or (ii) service as a member of the Board of Directors of the Company until Grantee resigns, is removed from office, or Grantee’s term of office expires and he or she is not reelected, (iii) or so long as engaged as a Consultant or other Service Provider. The Grantee’s Continuous Service shall not terminate merely because of a change in the capacity in which the Grantee renders service to the Company or a corporation or subsidiary corporation described in clause (i) above. For example, a change in the Grantee’s status from an employee to a Non-Employee Director or Consultant will not constitute an interruption of the Grantee’s Continuous Service, provided there is no interruption in the Grantee’s performance of such services. Notwithstanding the foregoing, for any employee of a subsidiary of the Company located outside the United States, such employee’s Continuous Service shall be deemed terminated upon the commencement of such employee’s “garden leave period,” “notice period,” or other similar period where such employee is being compensated by such subsidiary but not actively providing service to such subsidiary.

3.    Forfeiture or Early Vesting Upon Termination of Employment.
(a)    Termination of Employment Generally. If, prior to vesting of the Restricted Stock Units pursuant to Section 2 or 4, Grantee ceases to provide Continuous Service to the Company, then, except as otherwise provided in Section 3(b) or (c) below, or Section 4 below, Grantee’s rights to any of the Restricted Stock Units shall be immediately and irrevocably forfeited, including the right to receive any Additional Restricted Stock Units.
(b)    Vesting Upon Death or Disability. Notwithstanding Section 3(a) above, if Grantee’s Continuous Service ceases due to Grantee’s death or disability (as defined in the Plan), then a Pro-Rata Portion (as defined in Section 4(c)(iii) below) of the Restricted Stock Units shall become vested effective the last day of the Measurement Period, subject to and based upon achievement of the Performance Criteria as set forth in Exhibit A. Promptly following the date of the Committee’s final determination of the achievement of the Performance Criteria, the Company shall deliver to the Grantee (or his/her estate in the event of death) one share for each Restricted Stock Unit in which Grantee becomes entitled as described herein and such Restricted Stock Unit shall terminate. No transfer by will or the applicable laws of descent and distribution nor any Restricted Stock Units that vest by reason of Grantee’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such evidence as the Committee may deem necessary to establish the validity of the transfer.
(c)    Vesting Upon Retirement. Notwithstanding Section 3(a) above, if Grantee’s Continuous Service ceases due to Grantee’s Retirement (as defined in Section 4(c)(iv) below), then a Pro-Rata Portion (as defined in Section 4(c)(iii) below) of the Restricted Stock Units shall become vested effective as of the last day of the Measurement Period, subject to and based upon achievement of the Performance Criteria as set forth in Exhibit A; provided, however, that no vesting shall occur hereunder unless the Grantee complies with the provisions of Section 7 below throughout the remaining period until the Vesting Date.   Promptly following the date of the Committee’s final determination of the achievement of the Performance Criteria, the Company shall deliver to the Grantee one share for each Restricted Stock Unit in which Grantee becomes entitled as described herein and such Restricted Stock Unit shall terminate.
4.    Vesting Upon Corporate Transaction.
(a)    Notwithstanding Section 2 above, if prior to completion of the Measurement Period, Grantee holds Restrictive Stock Units at the time a Corporate Transaction occurs, and the acquiring or successor entity (or parent thereof) does not agree to provide for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering shares of a successor corporation (“New Incentives”), then the Target Number of Units shall become immediately and unconditionally vested effective immediately prior to and conditioned upon the consummation of such Corporate Transaction, regardless of the Performance Criteria, and the Company shall deliver to Grantee one share of Common Stock for each of the Target Number of Units and the Restricted Stock Units shall terminate.
(b)    Notwithstanding Section 4(a) above, if the acquiring or successor entity (or parent thereof) provides for the continuance or assumption of this Agreement or the substitution for this Agreement of a new agreement of comparable value covering New Incentives, then vesting of the Restricted Stock Units shall not accelerate in connection with such Corporate Transaction to the extent this Agreement is continued, assumed or substituted for New Incentives; provided, however:
(i)    if Grantee’s Continuous Service is terminated without Cause or pursuant to a Constructive Termination (as defined below) within 12 months following such Corporate Transaction, the Target Number of Units or New Incentives shall vest effective upon such termination, regardless of the Performance Criteria; or

(ii)    if, following a Corporate Transaction, Grantee shall have provided Continuous Service through the end of the Measurement Period, then the Target Number of Units or New Incentives shall vest effective as of the last day of the Measurement Period, regardless of the Performance Criteria.
(c)    For purposes of this Agreement, the following terms shall have the meanings set forth below:
(i)    “Cause” means, with respect to a Grantee’s Continuous Service, the termination by the Company of such Continuous Service for any of the following reasons: (a) The continued, unreasonable refusal or omission by the Grantee to perform any material duties required of him by the Company if such duties are consistent with duties customary for the position held with the Company; (b) any material act or omission by the Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties to, or material deviation from any of the policies or directives of, the Company; (c) conduct on the part of Grantee which constitutes the breach of any statutory or common law duty of loyalty to the Company, including the unauthorized disclosure of material confidential information or trade secrets of the Company; or (d) any illegal act by Grantee which materially and adversely affects the business of the Company or any felony committed by Grantee, as evidenced by conviction thereof, provided that the Company may suspend Grantee with pay while any allegation of such illegal or felonious act is investigated. In the event that the Grantee is a party to an employment agreement or other similar agreement with the Company or any Affiliate that defines a termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for purposes hereof, but only to the extent that such definition provides the Grantee with greater rights. A termination on account of Cause shall be communicated by written notice to the Grantee, and shall be deemed to occur on the date such notice is delivered to the Grantee.
(ii)    “Constructive Termination” shall mean a termination of employment by Grantee within sixty (60) days following the occurrence of any one or more of the following events without the Grantee’s written consent (i) any material reduction in overall responsibilities, base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a request that Grantee's location of employment be relocated by more than fifty (50) miles. In the event that the Grantee is a party to an employment agreement or other similar agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination,” “Good Reason” or “Breach of Agreement” (or a term having a similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes hereof in lieu of the foregoing, but only to the extent that such definition provides the Grantee with greater rights. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) days of such notice.

(iii)    “Pro-Rata Portion” shall be determined by (A) multiplying the number of Restricted Stock Units earned under this Agreement at the conclusion of the Measurement Period by (B) a fraction, the numerator of which is the number of full months of Grantee’s Continuous Service from April 1, 2019 until the date of termination of Continuous Service, and the denominator of which is 36.
(iv)     “Retirement” means both (i) attains age sixty-two (62) and (ii) completes ten (10) years of Continuous Service.
5.    Restriction on Transfer. The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Grantee otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. Notwithstanding the foregoing, Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Grantee and receive any property distributable with respect to the Restricted Stock Units upon the death of Grantee.
6.    Adjustments to Restricted Stock Units. Upon or in contemplation of any reclassification, recapitalization, stock split, reverse stock split or stock dividend; any merger, combination, consolidation or other reorganization; any split-up, spin-off, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Company as an entirety; then the Company shall, in such manner, make appropriate adjustments in the number of Restricted Stock Units subject to this Agreement and the number and kind of securities that may be issued in respect of such Respected Stock Units, as provided in Section 3.5 of the Plan.
7.    Restrictive Covenants. This Section shall apply if Grantee’s employment is terminated pursuant to Section 3(c) during any period in which any Restricted Stock Units of the Grantee continue to vest in accordance with Section 3(c):
(a)    Non-Competition.  The Grantee shall not, without the Board’s prior written consent, directly or indirectly engage in, have any equity interest in, or assist, manage or participate in (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Grantee shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than 5% of the outstanding interest in such a Competitive Business; and (ii) the Grantee shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Grantee and in which he has less than a 5% interest.  For purposes of this provision, the term “Competitive Business” a business or businesses activity which is the same as, substantially similar to, or in competition with, business of the Company.
(b)    Non-Solicitation.  The Grantee will not, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, director, consultant, customer, vendor or supplier of the Company to terminate his, her or its employment or arrangement with the Company or otherwise change his, her or its relationship with the Company.
(c)    Confidentiality.  The Grantee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  Notwithstanding anything herein to the contrary, nothing shall prohibit the Grantee from disclosing any information that is generally known by the public.
(d)    Non-Disparagement. The Grantee will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Grantee from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Grantee.

8.    Income Tax Matters.
(a)    In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Grantee, are withheld or collected from Grantee.
(b)    The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its affiliates may reasonably be obligated to withhold with respect to the grant, vesting, or other event with respect to the Restricted Stock Units. The Company may, in its sole discretion, withhold a sufficient number of shares of Common Stock in connection with the vesting of the Restricted Stock Units at the Fair Market Value of the Common Stock (determined as of the date of measurement of the amount of income subject to such withholding) to satisfy the minimum amount of any such withholding obligations that arise with respect to the vesting of such Restricted Stock Units. The Company may take such action(s) without notice to the Grantee, and the Grantee shall have no discretion as to the satisfaction of tax withholding obligations in such manner. If, however, any withholding event occurs with respect to the Restricted Stock Units other than upon the vesting of such Restricted Stock Units, or if the Company for any reason does not satisfy the withholding obligations with respect to the vesting of the Restricted Stock Units as provided above in this Section 8(b), the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the minimum amount of any such withholding obligations.
(c)    The Restricted Stock Unit Award evidenced by this Agreement, and the issuance of shares of Common Stock to the Grantee in settlement of vested Restricted Stock Units, is intended to be taxed under the provisions of Section 83 of the Code, and is not intended to provide and does not provide for the deferral of compensation within the meaning of Section 409A(d) of the Code. Therefore, the Company intends to report as includible in the Grantee’s gross income for any taxable year an amount equal to the Fair Market Value of the shares of Common Stock covered by the Restricted Stock Units that vest (if any) during such taxable year, determined as of the date such Restricted Stock Units vest. In furtherance of this intended tax treatment, all vested Restricted Stock Units shall be automatically settled and payment to the Grantee shall be made as provided in Section 1(c) hereof, but in no event later than March 15th of the year following the calendar year in which such Restricted Stock Units vest. The Grantee shall have no power to affect the timing of such settlement or payment. The Company reserves the right to amend this Agreement, without the Grantee’s consent, to the extent it reasonably determines from time to time that such amendment is necessary in order to achieve the purposes of this Section.
9.    Company “Clawback Policy.” The Company has developed a policy providing that, in the event the Company is required to prepare an accounting restatement due to noncompliance with any financial reporting requirements under the securities laws based upon and to the extent of such noncompliance or otherwise erroneous data or the Company determines there has been a significant misconduct that causes financial or reputational harm, the Company shall recover a portion or all of any incentive compensation (including stock grants) (the “Clawback Policy”).  Awardee agrees and acknowledges that the provision of the Company’s Clawback Policy, as the same may be amended from time to time, shall apply to Awardee.  The Stock Units granted under this Agreement shall be subject to the Company’s Clawback Policy, including, without limitation, the rights of the Company to enforce Awardee’s repayment obligation.
10.    Compliance with Laws. The Award and the offer, issuance and delivery of securities under this Agreement are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Grantee will, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. The Company will cause such action to be taken, and such filings to be made, so that the grant hereunder shall comply with the rules of the New York Stock Exchange or the principal stock exchange on which shares of the Company’s Common Stock are then listed for trading.
11.    No Agreement to Employ. Nothing in this Agreement shall affect any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Grantee’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment agreement to which the Company and Grantee may be a party.
12.    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.
13.    Conflict of Provisions. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.
14.    Assignment. Grantee shall have no right, without the prior written consent of the Company, to (i) sell, assign, mortgage, pledge or otherwise transfer any interest or right created hereby, or (ii) delegate his or her duties or obligations under this Agreement. This Agreement is made solely for the benefit of the parties hereto, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.
15.    “Market Stand-Off” Agreement. Grantee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company’s securities (including any acquisition transaction where Company securities will be used as all or part of the purchase price), Grantee will not sell or otherwise transfer or dispose of any shares of Common Stock held by Grantee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed 180 days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.
16.    Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.
17.    Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and effective (i) when delivered by hand, (ii) when otherwise delivered against receipt therefor, or (iii) three (3) business days after being mailed if sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be addressed to the parties as follows or at such other address as a party may designate by notice given to the other party in the manner set forth herein:
(a)    if to the Company:
Deckers Outdoor Corporation
250 Coromar Drive
Goleta, California 93117
Attention: Chief Financial Officer
(b)    if to the Grantee, at the address shown on the signature page of this Agreement or at his most recent address as shown in the employment or stock records of the Company.

18.    Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance.
19.    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
20.    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
21.    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. Notwithstanding the foregoing, amendments made pursuant to Section 8(b) hereof may be effectuated solely by the Company.
22.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
23.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Grantee and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Grantee and the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first above written.

THE COMPANY: DECKERS OUTDOOR CORPORATION By: _______________________________ Name: ____________________________ Title: _______________________________	GRANTEE: _______________________________
Address: _______________________________ _______________________________